Registration No. 33-63104
                                 Filed pursuant to Rule 424(b)(3)


                    [TEMPLE-INLAND INC. LOGO]

                          COMMON STOCK
                   (Par Value $1.00 Per Share)
                     ______________________

                      STICKER TO PROSPECTUS
            Temple-Inland Inc. 1993 Stock Option Plan


     This sticker serves to supplement the Prospectus dated May 21, 1993, to provide information with respect to a Selling Stockholder. Mr. Bart J. Doney owns 2,000 shares of Common Stock that were acquired pursuant to the exercise of options granted pursuant to the Plan. Mr. Doney is eligible to sell pursuant to this Prospectus all of such shares. Mr. Doney is a Group Vice President of the Company and is currently the beneficial owner of 42,315 shares of Common Stock, including 28,850 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Doney will own 40,315 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

     This sticker is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

         The date of this sticker is September 7, 2004.